Huntington, W. Va.   December 11, 2009

Energy Services of America Corporation Announces results for the three months and twelve months ended September 30, 2009 as well as backlog of work for 2010. Energy Services of America (Amex: ESA) announced today that the company had a loss of $1,447,686 for the three months ended September 30, 2009 compared to net income of $2,093,539 for the same period in 2008. Fewer projects, reflecting the difficult economic environment during the past 12 months resulted in the Company incurring a $5,921,774 loss for the twelve months ended September 30, 2009 compared to a profit of $2,811,158 for the prior year for the same twelve month period. The results for the three months ended September 30, 2009 are unaudited, however, no material changes are anticipated from the information presented in the press release.

Energy Services began as an operating company on August 15, 2008. A summary of the Company's net income performance since that time is as follows:

August 15-September 30, 2008                         $2,055,722

Quarter ended December 31, 2008                      (2,194,509)

Quarter ended March 31, 2009                         (2,868,042)

Quarter ended June 30, 2009                             588,463

Quarter ended September 30, 2009                     (1,447,686)

Cumulative performance since August 15, 2008        ($3,866,052)

As was noted in our report on form 10-Q for the quarter ended December 31, 2008, our ST Pipeline subsidiary experienced significant losses on two jobs. These losses were due to unusual circumstances which management believes are non recurring in nature. The net of tax losses on those two jobs amounted to $1,932,383. Accordingly, excluding those two jobs, the Company would have had a net loss of $1,933,669 for the period from August 15, 2008 to September 30, 2009. While this performance certainly is not at the levels hoped for by management, given the severe recession, the performance is understandable given the nature of the Company's business.

Marshall T. Reynolds, Chairman and Chief Executive Officer, noted that 2009 had been a difficult year for the Company but that 2010 looked much better. "Given the economic uncertainties that have plagued the entire market in 2009, we are pleased to see our marketing efforts position Energy Services favorably for 2010. This is evidenced by our backlog which at this date stands at $144 million compared to a backlog of $41 million for the prior year. Further, we are still bidding on several projects which, if we are successful, will further increase our backlog. We are very encouraged that the current backlog and additional bidding opportunities for 2010 should result in a strong performance for the Company for 2010."

Edsel R. Burns, president of ESA echoed Mr. Reynolds comments. "The difficult economic conditions at the start of 2009 severely impacted our results for the year. However, with our current backlog levels, as well as the known projects that we see coming up for bid in 2010 and beyond, we are very encouraged. 2010 shows every indication of having a performance in line with and perhaps exceeding, the original ESA business plan that was stifled by the economic crisis in 2009." Key preliminary information at September 30, 2009 was as follows:

                     Energy Services of America Corporation
                     Key Financial Information

                                          Three Months        Three Months      Twelve Months         Twelve Months
                                              Ended              Ended               Ended                Ended
                                          September 30,      September 30,       September 30,        September 30,
                                              2009                2008                2009                 2008
Actual
Revenues                                     $29,346,511         $28,517,688    $106,766,096          $28,517,668

Net Income (loss)                           ($1,447,686)          $2,093,539     $(5,921,774)          $2,811,158

Earnings (loss) Per Share-Basic                  ($0.12)               $0.19          $(0.49)               $0.26

Earnings (loss) Per Share-Diluted                ($0.12)               $0.16          $(0.49)               $0.21

Other information
Shares Outstanding                            12,092,307
Total Assets                                 $98,907,237
Total Liabilities                            $44,571,794
Total Equity                                 $54,335,443
Stated Book Value per Share                        $4.49
Backlog at  September 2009                   $144,000,000

Certain Statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.